MEDIA RELEASE

For Immediate Release: March 7, 2012 -

Modern Mobility Aids, Inc. announces return of 90 million Common shares to the treasury.

Innovative healthcare products and delivery solutions to drive business growth

TORONTO, March 7, 2012 /PRNewswire/ -- Modern Mobility Aids, Inc. (the "Company"), headquartered in Nevada, USA, (OTC: MDRM) announces that its Chairman and CEO, Mohamed Karatella, today has returned 90 million shares of MDRM from his personal holdings back into the Company’s treasury and in doing so has reduced his position in the Company from 130 million to 40 million shares.

Mr. Karatella has returned the shares, pro bono, for the purpose of decreasing the number of MDRM”s outstanding shares from 195.4 million to 105.4 million, thereby increasing share value and also to underline his confidence and commitment to the Company’s recently announced new growth strategies.

About Modern Mobility Aids, Inc.

Modern Mobility Aids, Inc. was first incorporated under the laws of the State of Nevada on December 19, 2007, under the name of Glider Inc. Its business plan was to sell and distribute products for mobility-challenged individuals. The Company changed its name to Modern Mobility Aids, Inc. on April 22, 2010 with initial plans to distribute products for mobility-challenged individuals. In May of 2011, the business focus of the Company evolved with a rapid expansion strategy in the life sciences and healthcare industry. A mandate was created to acquire companies within the biopharma sector, targeting both innovative research and development as well as scalable manufacturing capacity in three niche market segments: CRAM (Contract Research and Manufacturing for Life Sciences Companies), HEALTHCARE INNOVATION (Novel Drug and Device Delivery Format Packaging) and BIOPHARMA PARTNERSHIPS (Strategic Development and Production Alliances).

CONTACT INFO:

Modern Mobility Aids, Inc.

Public Relations and Shareholder Information:

416 901 8831 investor@mdrmgroup.com